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                                                                                                                 EXHIBIT 12

                                                  MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
                                               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
                                                 COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                                            (dollars in millions)





                                                           FOR THE THREE MONTHS ENDED              FOR THE NINE MONTHS ENDED
                                                           --------------------------              -------------------------
                                                           SEPT. 24,        SEPT. 25,              SEPT. 24,       SEPT. 25,
                                                               1999             1998                   1999            1998
                                                           --------         --------               --------        --------

Pre-tax earnings (loss) from continuing operations           $  891           $ (205)                $2,918         $ 1,577

Add:  Fixed charges (excluding
      capitalized interest and preferred security
      dividend requirements of subsidiaries)                  3,197            4,553                  9,792          13,411
                                                             ------           ------                 ------         -------

Pre-tax earnings before fixed charges                         4,088            4,348                 12,710          14,988
                                                             ======           ======                 ======         =======
Fixed charges:
   Interest                                                   3,138            4,493                  9,612          13,247
   Other (a)                                                    110               94                    332             249
                                                             ------           ------                 ------         -------

   Total fixed charges                                        3,248            4,587                  9,944          13,496
                                                             ======           ======                 ======         =======

Preferred stock dividend requirements                            14               15                     41              46
                                                             ------           ------                 ------         -------

Total combined fixed charges
   and preferred stock dividends                             $3,262           $4,602                 $9,985         $13,542
                                                             ======           ======                 ======         =======

Ratio of earnings to fixed charges (b)                         1.26             0.95                   1.28            1.11

Ratio of earnings to combined fixed charges
   and preferred stock dividends (b)                           1.25             0.94                   1.27            1.11

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(a)          Other  fixed  charges  consist of the  interest  factor in rentals, amortization of debt issuance costs, preferred security dividend requirements of subsidiaries, and capitalized interest.

(b) The ratio calculations indicate a less than one-to-one coverage for the three months ended September 25, 1998. Pre-tax loss from continuing operations for the three months ended September 25, 1998 is inadequate to cover the fixed charges. The deficient amounts for the respective ratios are $239 and $254.